Exhibit 10.30

MASTER AGREEMENT FOR SERVICES

THIS MASTER AGREEMENT (the “Master Agreement”) is made and entered into the 25th day of October, 2013 (the “Effective Date”), by and between Dipexium Pharmaceuticals, LLC (“Client”), together with its subsidiaries and affiliates, having its offices located at           , and ReSearch Pharmaceutical Services, Inc. (“RPS”), together with its subsidiaries and affiliates, having its primary office at           .

For purposes of this Agreement, an affiliate or subsidiary of a party shall mean any entity that directly or indirectly controls, is controlled by or is under common control with such party. Control, controls or controlled with respect to an entity shall mean an ownership or interest, direct or indirect, in at least 50% of such entity either through the ownership of such entity’s stock, voting power, membership interest or otherwise or the power to direct, or the power to cause the direction of the management and policies of such entity.

WHEREAS, Client is engaged in the research and development of pharmaceutical products; and

WHEREAS, RPS is a pharmaceutical resource organization engaged in the business of providing clinical research and/or consulting services; and

WHEREAS, Client may wish to retain the services of RPS from time to time to perform clinical research services and/or consulting services with respect to various projects Client is or may be conducting (individually, a “Project,” and collectively, the “Projects”), which shall be set forth in Exhibits to this Master Agreement; and

WHEREAS, RPS wishes to provide such clinical research services and/or consulting services to Client in accordance with the terms and conditions set forth in this Master Agreement and each Exhibit; and

WHEREAS, Client has engaged RRD International, LLC (“RRD”) to manage certain aspects of the development of Client’s drug development program, and RPS agrees to use all commercially reasonable efforts to work with RRD as Client’s representative;

NOW, THEREFORE, for good and valuable consideration, AND INTENDING TO BE LEGALLY BOUND, Client and RPS hereby agree as follows:

1.                                      Scope of Master Agreement; Obligations

a.                                      The specific responsibilities and obligations to be performed by RPS with respect to a Project (the “Services”), are expressly set forth in Exhibit(s) which shall be attached to this Master Agreement and incorporated by reference herein. The Exhibits shall substantially be in the form of Attachment 1, attached hereto and incorporated herein by reference.

Any responsibilities and obligations which are not specifically assumed by RPS in this Master Agreement or the Exhibit(s) as constituting part of the Services shall be and remain the sole responsibility of Client. To the extent any terms set forth in an Exhibit shall conflict with the terms set forth in this Master Agreement, the terms of this Master Agreement shall control unless otherwise expressly agreed to by the parties as identified, in writing, in the applicable Exhibit.

b.                                      RPS agrees to provide the Services in accordance with (i) all applicable laws and regulations; and (ii) the standards and practices that are generally accepted in the industry and exercised by other persons engaged in performing similar services. In addition, all Services will be conducted in accordance with Dipexium Pharmaceuticals, LLC GCP or FDA regulations as appropriate and the additional standards, if any specified in the relevant Protocol. GCP is the standard defined in the TCH Harmonised Tripartite Guideline For Good Clinical Practice E6(Rl) Current Step 4 version dated April 1996 (including the Post Step 4 corrections).

c.                                       In the event that RPS is requested or required to perform services beyond those which are specifically set forth in an Exhibit, any such additional services and payment for such services shall be mutually agreed upon in writing by authorized representatives of the parties prior to the provision of such services.

2.                                      Payment

a.                                      In consideration of the Services, Client shall pay to RPS: (i) the Service Fees (as defined in Section 2 (b)); and (ii) the Pass Through Expenses (as defined in Section 2(c)). A payment schedule for the performance of the Services and related expenses shall be included in each Exhibit attached to this Master Agreement.

b.                                      As used in this Master Agreement, the term “Service Fees” means all amounts due for the Services, exclusive of the Pass Through Expenses. The estimated Service Fees and payment terms shall be set forth in the applicable Exhibit, and shall be increased to include: (i) the costs for any additional Services required as a result of Project changes by Client; and (ii) where a Project requires more time than allotted in the applicable Exhibit, and the parties agree to continue such Project beyond the expected conclusion date, any additional costs that may be incurred in order to complete such Project, at contractual rates to be mutually agreed upon by the parties.

c.                                       As used in this Master Agreement, the term “Pass Through Expenses” means all pass through expenses actually incurred by RPS under this Master Agreement or the Exhibit(s) in order to expedite successful completion of a Project, which costs are normal and routine to studies similar to such Project. Pass Through Expenses shall include, but not be limited to, travel expenses (airfare, meals, lodging, rental car, tolls, parking, gas, mileage reimbursement), cell phone and land line phone expenses.

d.                                      Unless otherwise agreed to in an Exhibit, RPS shall invoice Client for Service Fees and Pass Through Expenses on a monthly basis for Services performed and expenses incurred in support of the applicable Project. Payment of Services Fees and Pass Through Expenses shall be payable upon receipt of invoice by Client via ACH at the address below:

Bank:	Account Number:
Routing (ABA) Number:
Account Type:

ReSearch Pharmaceutical Services, Inc.                          Federal Tax ID#: 23-273-5793

Unless otherwise agreed to in this Exhibit, Client shall pay for all applicable taxes in connection with this Agreement including, but not limited to, any sales, use, excise, value-added, goods and services, consumption and other similar taxes or duties. Each party shall be responsible for taxes based on its own net income, employment taxes of its own employees, and for taxes on any property it owns or leases.

e.                                       If applicable, the annual price increase will be addressed in each Exhibit.

f.                                        The currency to be used for invoicing and payment of Service Fees or Pass Through Expenses shall be the currency stated in the Exhibit(s) (the “Contracted Currency”). However, for the Services performed by RPS in any countries that use currencies other than the Contracted Currency (“Foreign Services”), the following currency exchange rate reconciliation shall be applied:

(i)                                     The currency exchange rate will be set based on the Oanda interbank rate (Oanda.com) current at the time the Service Fees are calculated and incorporated into the Exhibit; provided, however, should such exchange rate fluctuate by +\- 2.5% on a cumulative basis during the term of the Exhibit, the parties shall have the right to adjust the Service Fees based on the revised exchange rate upon thirty (30) days notice to the other party.

(ii)                                  Pass Through Expenses will be converted using the currency exchange rate in effect at the time RPS processes such Pass Through Expenses, as published by Oanda.com.

3.                                      Term and Termination

a.                                      This Master Agreement shall be effective upon the Effective Date and shall thereafter remain in full force and effect until either party terminates this Master Agreement in accordance with this Section 3.

b.                                      Termination for Cause. This Master Agreement may be terminated by either party upon written notice to the other party in the event of a material breach by the other party of this Master Agreement and/or the applicable Exhibit provided that the breaching party has been given written notice of the nature of the default and an opportunity to cure such default within a period of thirty (30) days after the giving of such notice of the nature of the default. Notwithstanding the foregoing, if Client fails to pay any amounts owed to RPS, including but not limited to, payment for Service Fees and/or Pass Through Expenses, in accordance with this Master Agreement and/or Exhibit(s), and Client fails to cure such default within 10 days following written notice from RPS to Client of such default, then RPS shall have the right to terminate immediately this Master Agreement and any Exhibit(s) and stop all work and services in support of the applicable clinical trials without further notice or demand. In addition, RPS further reserves all rights to pursue any other additional remedies at law or in equity for such default by Client.

c.                                       Unless otherwise agreed to in the applicable Exhibit, either party may terminate this Master Agreement and/or any Exhibit at any time and for any reason upon a minimum of ninety (90) days prior written notice. Upon such termination, Client shall pay to RPS, within thirty (30) days of Client’s receipt of invoice, all Service Fees and Pass Through Expenses due and owing based upon Services completed and costs incurred through the effective date of termination, including costs for materials and/or Services previously incurred prior to the effective date of termination.

d.                                      Bankruptcy. RPS shall have the right to immediately terminate this Master Agreement and any Exhibit(s) if an order, judgment or decree is entered adjudicating Client bankrupt or insolvent; or Client shall commence any case, proceeding or other action in bankruptcy or seeking reorganization liquidations, dissolution, winding-up, arrangement, composition or readjustment of debts, or for any other relief, under any bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition or readjustment of debt or other similar act or law of any jurisdiction, domestic or foreign, now or hereafter existing; or if a receiver, custodian or trustee of Client for all or a substantial part of Client’s property shall be appointed; or if a warrant of attachment, execution or distraint, or similar process, shall be issued against any part of the property of Client.

4.                                      Independent Contractor

a.                                      The parties hereto are independent contractors and, except as specifically set forth herein or in the Exhibit(s), nothing shall be construed to place them in the relationship of partners, principal and agent, or employer-employee or joint venture. Both parties agree that neither party has any authority to bind or act on behalf of the other party without the prior written consent of the other party.

b.                                      RPS shall be responsible for paying and withholding all applicable FICA, FUTA, income taxes, unemployment and workers’ compensation insurance for its employees.

c.                                       RPS shall control the employment relationship with its employees. It is the responsibility of RPS to determine the hours, assignments, compensation and benefits for its employees. RPS regularly reviews and evaluates the work of its employees and may take appropriate measures, including, but not limited to, termination, if the employee is performing unsatisfactorily.

d.                                      If Client reasonably believes that an RPS employee assigned to perform Services pursuant to this Agreement is performing unsatisfactorily, Client shall inform RPS of such belief and concern and RPS shall replace such individual, if necessary.

5.                                      Confidentiality

a.                                      In connection with the performance of the Services, Client shall provide to RPS, and RPS will have access to, Client’s Confidential Information. As used in this Master Agreement, “Client Confidential Information” shall mean any and all information, data (technical and non-technical), tangible materials, samples, models, drawings or diagrams and case reports, data or information provided by, or developed for Client within the framework of this Master Agreement and the Exhibit(s).

b.                                      In connection with this Master Agreement, Client shall have access to, or become acquainted with RPS’s Confidential Information. As used in this Master Agreement, “RPS’s Confidential Information” includes, by way of description and not of limitation, any trade secrets, confidential information, ideas, inventions or research and development information; matters of a technical nature, including technology; notes, products, know-how, engineering or other data (including test data and data files); specifications, processes, techniques, formulae or work-in-process; manufacturing, planning or marketing procedures, strategies or information; accounting, financial or pricing procedures or information, budgets or projections, or personnel or salary and/or compensation information of any employee or personnel of RPS; lists or information regarding RPS’s suppliers, clients, customers, employees, contractors, investors or investigators; information which has been designated as confidential by RPS; programs, procedures (including operating procedures), processes, methods, guidelines, policies, proposals or contracts; computer software, data managements system, data bases or programming; and any other information which, if divulged to a third party, could have an adverse impact on RPS, or on any third party to which RPS owes a confidentiality obligation.

c.                                       Neither Client’s Confidential Information or RPS’s Confidential Information (collectively, “Confidential Information”) shall include any information that:

(i)                                     was known by the receiving party at the time of disclosure to it by the disclosing party, or that is independently developed or discovered by the receiving party, after disclosure by the disclosing party, without the aid, application or use of any item of the disclosing party’s Confidential Information, as evidenced by written records;

(ii)                                  is now or subsequently becomes, through no act or failure to act on the part of the receiving party, generally known or available;

(iii)                               is disclosed to the receiving party by a third party authorized to disclose it; or

(iv)                              is required by law or by court or administrative order to be disclosed; provided, that the receiving party shall have first given prompt notice to the other party of such required disclosure.

d.                                      Each party shall exercise due care to prevent the unauthorized use or disclosure of the other party’s Confidential Information, and shall not, without the other party’s prior written consent, (i) use the other party’s Confidential Information for any purpose other than performing its obligations under this Master Agreement and the Exhibit(s); or (ii) disclose or otherwise make available, directly or indirectly, any item of the other party’s Confidential Information to any person or entity other than those employees, independent contractors, agents or investigators of such party and/or its affiliated entities (collectively, “Representatives”) who reasonably need to know the same in the performance of such party’s obligations under this Master Agreement (including the Exhibit(s)), or in order to make decisions or render advice in connection therewith. For convenience of the parties, each party acknowledges that unless precluded in writing by the other party, Confidential Information may be transmitted to a party or its Representative via the Internet. Each party shall advise its Representatives who have access to the other party’s Confidential Information of the confidential nature thereof, and agrees that such Representative will be bound by the terms of confidentiality and restrictions on use with respect thereto that are at least as restrictive as the terms of this Section 5.

e.                                       The provisions of this Section 5 shall survive for a period of five (5) years from the date of any expiration or termination of this Master Agreement, however caused.

f.                                        Upon the written request of Client, at the termination of this Agreement or at such earlier time as Client may specify, RPS shall either destroy or return to Client (except as required by regulatory obligations), as Client may request in its sole discretion, all copies of the Confidential Information. RPS shall use all reasonable efforts to destroy all notes, summaries, analyses and reports made by RPS’ employees, agents and consultants containing such Confidential Information.

6.                                      Intellectual Property

a.                                      All inventions, data, processes and compounds involving the study drug(s) and/or product(s) covered by this Master Agreement and/or the Exhibit(s) that are conceived or reduced to practice as a direct result of the Project(s) (“Inventions”) shall be and remain the sole property of Client. RPS shall fully cooperate with Client in obtaining, at Client’s sole cost and expense, any patent protection as may be available for the Inventions, and shall execute all documents reasonably deemed necessary by Client for purposes of procuring such patent protection. RPS agrees that it shall endeavor to ensure contractually the prompt disclosure to Client by any investigator, employee or other individual retained by RPS for a Project of any Inventions, as well as the cooperation of such persons in securing patent protection as set forth herein.

b.                                      Notwithstanding the foregoing, Client acknowledges that RPS and its professional staff currently possess certain inventions, processes, know-how, trade secrets, methods, approaches, analyses, improvements, other intellectual properties and other assets including, but not limited to, clinical trial management analyses, analytical methods, procedures and techniques, computer technical expertise and proprietary software, recruitment and professional personnel database, and technical and conceptual expertise, all of which have been developed independently by RPS without the benefit of any information provided by Client (collectively “RPS Property”). Client agrees that any RPS Property which is used, maintained, improved, modified or developed by RPS under or during the term of this Master Agreement shall be and remain the sole and exclusive property of RPS.

7.                                      Indemnification

a.                                      Client agrees to indemnify, defend and hold harmless RPS, its affiliated entities, officers, directors, employees, and agents from and against any claims, demands, investigations, suits or actions (each, a “Claim”) for any and all liabilities, losses, damages, penalties, costs or expenses (including without limitation court costs, legal fees, awards or settlements) arising out of or in connection with this Master Agreement and/or Exhibit(s); provided, however, that Client’s indemnity obligations under this Section 7 shall not apply to the extent arising directly from the negligence or willful malfeasance of RPS.

b.                                      RPS agrees to indemnify, defend and hold harmless Client, its affiliated entities, officers, directors, employees, and agents from and against any Claims for any and all liabilities, losses, damages, penalties, costs or expenses (including without limitation court costs, legal fees, awards or settlements) arising directly out of the negligence or willful malfeasance of RPS; provided, however, that RPS’ indemnity obligations under this Section 7 shall not apply to the extent arising directly from the negligence or willful malfeasance of Client.

c.                                       Each person or entity seeking indemnification under this Section 7 shall, as a condition thereto, notify Client within twenty (20) days after the receipt of notice of the Claim; provided, however, that Client shall not be released from its obligations under this Section 7 if the failure to notify Client within twenty (20) days does not materially prejudice the defense of such claim. Client shall have the right to select defense counsel and to direct the defense or, with the consent of the indemnified party (which consent shall not be unreasonably withheld) settlement of, any Claim. In the event that representation of an indemnified party and Client by the same counsel would be a conflict of interest for such counsel, the indemnified party may select its own independent counsel without relieving Client of its obligations under this Section 7. Under no circumstances shall an indemnified party settle or otherwise compromise any Claim without Client’s prior written consent.

8.                                      Limitations

a.                                      Client acknowledges that the results of the Project(s) are inherently uncertain and that, accordingly, there can be no assurance, representation or warranty by RPS that the study drug(s) and/or product(s) covered by this Master Agreement and/or the Exhibit(s) can, either during the term of this Master Agreement or thereafter, be developed successfully or, if so developed, will receive approval(s) from the FDA or other regulatory agency or authority.

b.                                      Both parties acknowledge that the Services constitute research and development. Accordingly, Client’s sole remedy for any breach or default hereof by RPS shall be termination of this Master Agreement or the applicable Exhibit as herein provided or a return of any Service Fees paid to RPS for Services improperly performed or not performed. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY LOSS IN THE NATURE OF INCIDENTAL, CONSEQUENTIAL, INDIRECT OR SPECIAL DAMAGES OR LOSS OF PROFITS, OPPORTUNITIES, OR GOODWILL RELATING TO THE SERVICES PERFORMED HEREUNDER.

9.                                      No Conflict

RPS and Client represent that they have full authority and right to enter into this Master Agreement, and that its terms will not conflict with any other agreement to which it is a party.

10.                               Restrictions on Announcements

Neither party shall employ or use the name of the other party in any publication or promotional material or in any form for public distribution, without the prior written consent of the other party, except as required by law or by court or administrative order.

11.                               Notices

Any notices, requests or other communications given under this Master Agreement shall be in writing and shall be given by personal delivery, or sent by (i) facsimile transmission (with message confirmed during normal business hours); (ii) first class mail, postage prepaid; or (iii) Federal Express (or equivalent nationally recognized overnight delivery service), delivery charges prepaid. All notices shall be given to a party at its respective address set forth below, or at such other address as such party from time to time may specify by notice in accordance with this Section 11. A notice shall be deemed to be given when actually received; provided, however, that if any facsimile notice is received after 5:00 P.M. local time at the place of receipt, it shall be deemed to have been given as of the next following business day.

If to RPS:	ReSearch Pharmaceutical Services, Inc.
Address:
Attn: Priscilla Lee
Facsimile No. 215-540-0770

If to Client:	Dipexium Pharmaceuticals, LLC

Address:
Attn: Robert J. DiLuccia
Facsimile No.

12.                               Non-Debarment

a.                                      RPS certifies that RPS has never been and is not currently:

(i)                                     an individual who has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) (a “Debarred Individual”) from providing services in any capacity to a person that has an approved or pending drug product application, or an employer, employee or partner of a Debarred Individual; or

(ii)                                  a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) (a “Debarred Entity”) from submitting or assisting in the submission of an abbreviated new drug application, or an employee, partner, shareholder, member, subsidiary or affiliate of a Debarred Entity.

b.                                      RPS further certifies that it has no knowledge of any circumstances which may affect the accuracy of the representations set forth in Section 12(a) above, including, but not limited to, FDA investigations of, or debarment proceedings against, RPS or any person or entity performing, or rendering assistance related to, the Services. RPS shall notify Client promptly upon becoming aware of any such circumstances during the term of this Master Agreement.

13.                               Non-solicitation

a.                                      Unless permitted under the terms of an Exhibit, Client or any parent, affiliate or subsidiary shall not, or a period of one (1) year after RPS has provided to Client, information, whether in the form of a curriculum vitae or other written form, regarding any potential candidate for any project which Client may be conducting or plans to conduct, solicit, attempt to solicit or otherwise influence, either directly or indirectly, such candidate to apply for or accept any employment or consulting positions with Client or any of its affiliates, agents or contractors, without the prior written approval of RPS.

If the applicable candidate is in fact employed or otherwise contracted to perform work as a result of Client’s actions, Client shall pay to RPS a recruiting fee of twenty-five percent (25%) of the candidate’s first year’s salary.

b.                                      In addition to the foregoing, Client or any parent, affiliate or subsidiary, shall not, for a period of one (1) year from the date the applicable RPS Personnel (as defined below) commences the performance of Services under an Exhibit (the “Restricted Period”): i) solicit, attempt to solicit or otherwise influence, either directly or indirectly, any employee or independent contractor of RPS assigned to work on a Project for Client pursuant to the applicable Exhibit (the “RPS Personnel”), to apply for or accept any employment or consulting positions with Client or any parent, affiliate, subsidiary or other organization to which the RPS Personnel was subsequently disclosed to by Client, without the prior written approval of RPS; or ii) hire or otherwise employ in any capacity whatsoever, the RPS Personnel without the prior written approval of RPS.

If Client wishes to offer a RPS Personnel full time employment during the Restricted Period, then Client shall pay to RPS the following conversion fee:

0- 6 months:	25% of the selected candidate’s first year’s salary exclusive of bonuses or any other form of compensation

7- 9 months:	18% of the selected candidate’s first year’s salary exclusive of bonuses or any other form of compensation

10- 12 months:	8% of the selected candidate’s first year’s salary exclusive of bonuses or any other form of compensation

After 12 months:	No Fee

Notwithstanding the foregoing, during the Restricted Period, if Client wishes to offer employment to RPS Personnel who is a medical physician, then Client shall pay to RPS the following conversion fee:

0-12 months:	25% of the selected candidate’s first year’s salary exclusive of bonuses or any other form of compensation

After 12 months:	No fee

14.                               Timely Review

a.                                      Client acknowledges that RPS will require, among other things: (a) timely review of RPS’s work product; and (b) timely supplies of documents, data, records, and investigational drug product(s) from Client in order to properly perform the Services hereunder and that RPS is not responsible for errors, delays or other consequences arising from the failure of Client to provide such review and/or materials. Client therefore agrees that it will: (a) promptly review RPS’s work product where such review is required and/or necessary; and (b) provide all documents, data, records, investigational drug product(s) and other materials necessary for completion of RPS’s tasks and Services in a timely manner and in accordance with the schedule or time line for the applicable Project.

b.                                      Client agrees to reasonably extend all deadlines hereunder due to delays by Client or contractors under its control in (a) reviewing RPS’s work product; and (b) providing documents, data, records and investigational drug product(s) and other materials needed for the completion of RPS’s tasks and Services.

15.                               Force Majeure

If either party is delayed or hindered in or prevented from the performance of any act required hereunder by reasons of strike, labor troubles, restrictive government or judicial orders or decrees, insurrection, war, Acts of God, inclement weather or other similar reason or cause beyond such party’s control, then performance of such act shall be excused for the period of such delay. Notice of the beginning and end of such period shall be provided to the other party.

16.                               Miscellaneous

a.                                      This Master Agreement, together with all corresponding Exhibits, amendments or change orders, constitutes the entire agreement between the parties and supersedes all prior contracts, agreements, and understandings between the parties with respect to the subject matter hereof. The parties intend this Master Agreement to be a complete statement of the terms of their agreement, and no change or modification of any of the provisions of this Master Agreement (including the Exhibit(s)) shall be effective unless it is in writing and signed by duly authorized representatives of RPS and Client.

b.                                      The failure of either party to enforce any provision of this Master Agreement (including the Exhibit(s)) shall not be construed as a waiver or limitation of that party’s subsequent rights to enforce and compel strict compliance with every provision of this Master Agreement.

c.                                       If any clause, section, or paragraph of this Master Agreement, is determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, it will be deemed severed from the remainder of this Master Agreement and will have no effect on the legality, validity or enforceability of the remaining provisions.

d.                                      This Master Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to provisions of conflicts of law.

e.                                       Neither party may assign this Master Agreement or any rights hereunder or delegate the performance of any duties hereunder without the prior written approval of the other party; provided, however, that without such approval, either party may assign this Master Agreement in connection with the transfer or sale of all or substantially all of its assets, stock or business, or its merger, consolidation or combination with or into another entity.

f.                                        Any terms of this Master Agreement which by their nature extend beyo d its performance, expiration or termination (including without limitation, Sections 2 through 8, 10, 13, 14, and this Section 16(f)) shall remain in effect indefinitely until fulfilled in accordance with their terms.

g.                                       This Master Agreement may be executed in counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when joined, shall together constitute one and the same agreement. Any photocopy or facsimile of this Master Agreement, or of any counterpart, shall be deemed the equivalent of an original.

IN WITNESS WHEREOF, the parties have caused this Master Agreement to be executed by their respective duly authorized representatives effective as of this day and year above written.

Dipexium Pharmaceuticals, LLC		ReSearch Pharmaceutical Services, Inc.

By:	/s/ Robert J. Delucia	By:	/s/ Harris Koffer
Name:	Robert J. Delucia	Name:	Harris Koffer
Title:	Managing Partner	Title:	President
Date:	11/8/2013	Date:	8-Nov-2013

ATTACHMENT 1

EXHIBIT      TO MASTER AGREEMENT FOR SERVICES BETWEEN

DIPEXTIJM PHARMACEUTICALS, LLC

AND RESEARCH PHARMACEUTICAL SERVICES, INC.,

DATED

THIS EXHIBIT      is made the      day of                             , 2012, by and between Dipexium Pharmaceuticals, LLC (“Client”), together with its subsidiaries and affiliates, having its principal place of business at           , and ReSearch Pharmaceutical Services, Inc. (“RPS”), together with its subsidiaries and affiliates, having its primary office located at           .

WHEREAS, Client and RPS entered into a Master Agreement for Services, dated                       , 2012 (the “Master Agreement”), wherein Client and RPS agreed that RPS will perform certain clinical research services and/or consulting services; and

WHEREAS, pursuant to the Master Agreement, Client and RPS now desire to set forth the specific services to be provided by RPS.

NOW, THEREFORE, for good and valuable consideration, AND INTENDING TO BE LEGALLY BOUND, Client and RPS hereby agree as follows:

I.                                        SERVICES

A.                                    Description of Services/Project Team

1.                                      RPS shall provide a Clinical Project Team (the “Project Team”) consisting of ADD PROJECT TEAM POSITIONS to provide services in support of the Project.

2.                                      The Project Team shall perform the services specified below (the “Services”):

Add description of services

B.                                    Term and Termination

1.                                      The Project Team shall provide the Services as set forth herein for approximately            (    ) months/years, commencing on or about              , 200     . The parties anticipate that the Services shall be completed on or about             , 200     , unless extended upon the mutual written agreement of the parties.

2.                                      Client agrees that if it elects to terminate an individual Project Team met her or the Project and/or otherwise terminate the services to be provided by the Project Team hereunder, Client shall provide no less than XXX (XX) days prior written notice of such termination. In the event of such an early termination, Client shall pay the termination fees as set forth in Section 3(b) of the Master Agreement.

3.                                      Client and RPS acknowledge that additional members may be added to the Project Team in order to provide services in support of the Project. Any agreement for such additional services and/or additional Project Team members shall be subject to the mutual written agreement of the parties and shall be set forth in a written amendment to this Exhibit

C.                                    Technology Infrastructure

1.                                      RPS shall be responsible for the following infonnation technology in support of Client’s Project:

•                                          Provide laptop computers, hardware, software (except as may be requested by Client, as set forth below) and other related equipment to the RPS Project Team members designated by RPS and Client.

•                                          Provide all necessary maintenance and technical support for all hardware and applications provided by RPS.

•                                          Provide a desktop multifunction printer/fax machine to the RPS Project team members designated by RPS and Client.

2.                                      Prior to the start of a Client study, Client must provide all technical requirements that will be needed to access Client’s systems or to complete the job specific workflow. If Client identifies any technical requirements after a study team has been deployed, such additional or revised technical requirement(s) shall be considered a technical change order (“Technical Change Order”). Any costs and/or expenses for a Technical Change Order(s) shall be the responsibility of Client, unless otherwise agreed to by the parties. Any Technical Change Order must be formally requested by Client and shall be subject to review and approval by RPS’ Director of Information Technology prior to implementation. Once the Technical Change Order has been evaluated to determine time and cost considerations, an implementation plan will be created and presented to Client to identify associated cost and implementation time lines.

3.                                      If requested by Client, RPS shall install other study specific software required for the performance of the Services. Any such software and installation thereof shall be at Client’s expense. Any necessary maintenance and technical support for such Client-specific software shall be provided by Client. Upon the mutual agreement of the parties, RPS may provide first-line response for technical support of the software; provided, however, that responsibility for technical support of such software will be the responsibility of Client.

4.                                      The parties shall cooperate in good faith to establish each party’s roles, responsibilities and processes for the efficient management of laptops and applications necessary for the performance of the Services.

II.                                   PAYMENT TERMS

A.                                    Payment Schedule

1.                                      The Service Fees to be paid by Client shall be a fixed monthly amount of                Dollars ($                .00). The contract price is based on the assumption that each Project Team member shall be working U hours per week at the following rates:             $/hour.

2.                                      The Service Fees and Pass Through Expenses shall be paid by Client in accordance with the following payment schedule:

Invoice Date	Service Fee	Estimated Pass Through Expenses

Total Estimated Pass Through Expenses		$
Total Service Fees		$

Unless otherwise agreed to in this Exhibit, Client shall pay for all applicable taxes in connection with this Agreement including, but not limited to, any sales, use, excise, value-added, goods and services, consumption and other similar taxes or duties. Each party shall be responsible for taxes based on its own net income, employment taxes of its own employees, and for taxes on any property it owns or leases.

3.                                      Client shall reimburse RPS for actual Pass Through Expenses incurred in support of the Project. Client acknowledges and agrees that the Estimated Pass Through Expenses set forth in Section 2 above are estimated monthly expenses and that Client shall be billed for and shall pay for actual expenses incurred. Payment of such Pass Through Expenses shall be paid by Client in accordance with Section 2 of the Master Agreement and the payment schedule set forth above. Client shall provide each Project Team member with specific travel guidelines and/or policies with respect to reimbursable expenses; provided, however, that Client agrees to reimburse RPS for travel expenses incurred by each Project Team member based on a portal-to-portal basis. Pass Through Expenses shall be paid by Client within thirty (30) days of receipt of invoice.

4.                                      The parties agree that if the actual hours worked by any member of the Project Team during one quarter of the term of this Agreement is in excess of twenty percent (20%) of the billable hours for the prior quarter, the billable hours and service fees shall be renegotiated accordingly and shall be mutually agreed upon in writing by the parties.

5.                                      The Service Fees set forth in Section 2 above shall remain in effect through the calendar year of this Exhibit. Thereafter, the Service Fees shall be subject to a price increase of Five Percent (5%) each January for the remainder of the term of this Exhibit     .

6.                                      The currency to be used for invoicing and payment of Service Fees or Pass Through Expenses shall be as outlined in Section 2 above (the “Contracted Currency”) and all currency reconciliation for Service Fees and Pass Through Expenses shall be in accordance with Section 3 of the Master Agreement. The currency exchange rate used to calculate Service Fees and Estimated Pass Through Expenses in this Exhibit is based on the Oanda interbank rate (Oanda.com) XXX to as of (fill in date).

III.                              TERMS

The terms and conditions of this Exhibit      shall be subject to the terms and conditions of the Master Agreement, which are hereby incorporated herein by reference into this Exhibit     .

IN WITNESS WHEREOF, the parties have caused this Exhibit     to be executed by their respective duly authorized representatives effective as of this day and year first above written.

Dipexium Pharmaceuticals, LLC	ReSearch Pharmaceutical Services, Inc.
By:	By:
Name:	Name:
Title:	Title:
Date:	Date: